Sky Petroleum Provides Mubarek Development Project Update

Two Well Locations Selected

AUSTIN, TX -- 09/15/2005 -- Sky Petroleum, Inc. (OTC BB: SKPI), an oil and gas exploration and development company, is pleased to provide updates on the Mubarek Development Project, an off-shore oil and gas program in the United Arab Emirates, in conjunction with co-participant Buttes Gas and Oil Co. International Inc. ("BGOI"), a wholly owned subsidiary of Crescent Petroleum Company International Limited ("Crescent").

Sky Petroleum and BGOI have agreed upon two development well locations to be drilled to the IIam/Mishrif reservoir situated in the Arabian Gulf. Technical experts from both Sky Petroleum and BGOI reviewed and evaluated existing data and recent geological surveys to support the well locations.

"We are very pleased with the operational progress of the Mubarek project to date," said Don Cameron, chief executive officer at Sky Petroleum, Inc. "We look forward to announcing the spud date of the wells which we anticipate will be either later this year or early 2006."

The alliance with BGOI and Crescent unites Sky Petroleum with one of the United Arab Emirates most established and successful, integrated low-cost operators with over 30 years of extensive experience in the region. As established operators in the Mubarek oil and gas field for over three decades, BGOI and Crescent bring extensive knowledge of the geological formations and reservoir potential of the Mubarek Field.

Mubarek Development Project

The first commercial oil was produced in the mid 1970's in the Mubarek Field, marking the beginning of over three decades of continuous production. The total estimated cumulative recovery to date exceeds 100 million barrels of oil. Sky Petroleum believes that this represents approximately 30% of the estimated original oil in place (STOIIP) of 275 million barrels and that there are significant additional reserves that may be produced by the new infill well program. The Mubarek Field production facilities have the capacity to process 60,000 barrels of oil per day. The company expects the first phase of a proposed two-phase infill drilling program into the Ilam/Mishrif reservoir situated within the Mubarek Field to commence in late 2005 or early 2006.

About Sky Petroleum

Sky Petroleum (OTC BB: SKPI) is an oil and gas exploration and development company. Sky Petroleum's primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. In addition, the company also plans some higher risk, higher reward exploration prospects. For additional information please visit www.skypetroleum.com

Safe Harbor

Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, Sky Petroleum's ability to raise additional capital to fund its commitments under the Participation Agreement, the success of the proposed infill drilling programs, Sky Petroleum's ability to access opportunities, the contemplated continued production at the Mubarek Field, the competitive environment within the oil and gas industry, the extent and cost effectiveness with which Sky Petroleum is able to implement exploration and development programs in the oil and gas industry, obtaining drilling equipment on a timely fashion, commodity price risk, and the market acceptance and successful technical and economic implementation of Sky Petroleum's intended plan.

Contact:
Don Cameron
403-265-3500
dcameron@skypete.com